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Exhibit 4.9

                               CYRAS SYSTEMS, INC.

            4 1/2% Convertible Subordinated Notes Due August 15, 2005

                          SECOND SUPPLEMENTAL INDENTURE

                          Dated as of November 28, 2000

                                       to

                                    INDENTURE

                           Dated as of August 18, 2000

             STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.



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      SECOND SUPPLEMENTAL INDENTURE (the "Second Supplemental Indenture") dated as of November 28, 2000 between Cyras Systems, Inc., a Delaware corporation ("Cyras Systems Delaware"), and State Street Bank and Trust Company of California, N.A., a national banking association organized and existing under the laws of the United States (the "Trustee").

                              W I T N E S S E T H:

      WHEREAS, there has previously been executed and delivered to the Trustee an Indenture dated as of August 18, 2000 (the "Indenture"), providing for the issuance of $150,000,000 in aggregate principal amount of 4 1/2% Convertible Subordinated Notes due August 15, 2005 (the "Notes") of Cyras Systems, Inc., a California corporation ("Cyras Systems California");

      WHEREAS, Cyras Systems California has merged (or will merge substantially concurrently with the execution and delivery of this Second Supplemental Indenture) with and into Cyras Systems Delaware (the "Merger"), with Cyras Systems Delaware as the surviving corporation in the Merger pursuant to an Agreement and Plan of Merger, dated as of November 16, 2000, among Cyras Systems California and Cyras Systems Delaware;

      WHEREAS, pursuant to the Merger each outstanding share of common stock of Cyras Systems California is converted into one outstanding share of common stock of Cyras Systems Delaware;

      WHEREAS, in the case of a merger of Cyras Systems California with and into any other corporation, Article 7 and Section 4.11 of the Indenture require that the surviving corporation execute and deliver to the Trustee a supplemental indenture providing for certain conversion rights to Holders of the Notes and the assumption by the surviving corporation of the covenants, agreements and obligations of the Company under the Indenture;

      WHEREAS, Section 11.1 of the Indenture provides that the Company (as defined in the Indenture) and the Trustee may, without the consent of any Holders, enter into a supplemental indenture to comply with the terms of Article 7 and Section 4.11 of the Indenture;

      WHEREAS, in accordance with Sections 11.1 and 12.4 of the Indenture, the Company (as defined in the Indenture) has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel; and

      WHEREAS, all acts and proceedings required by law, under the Indenture and by the Certificate of Incorporation of Cyras Systems Delaware to constitute this Second Supplemental Indenture a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this Second Supplemental Indenture have been in all respects duly authorized by Cyras Systems Delaware;


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      NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Cyras Systems Delaware and the Trustee hereby agree as follows:

      1. For the purposes of this Second Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires:
(i) the capitalized terms and expressions used herein shall have the same meaning as corresponding terms and expressions used in the Indenture; and (ii) the words "herein," "hereof" and "hereby" and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

      2. Cyras Systems Delaware hereby assumes all the covenants, agreements and obligations of the Company under the Notes and the Indenture, including the obligation to make due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the due and punctual performance of all of the covenants and conditions to be performed by the Company under the Indenture. From and after the effective time of the Merger, the Notes shall be convertible into shares of common stock of Cyras Systems Delaware on the same terms and basis (and subject to the same adjustments under the Indenture) as the Notes were convertible into common stock of Cyras Systems California prior to the effectiveness of the Merger, and on and after the effective time of the Merger references in the Indenture to "Common Stock" shall be deemed to be references to common stock of Cyras Systems Delaware.

      3. The Trustee accepts the amendment of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Indenture, as hereby amended, including the terms and conditions as set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities in the performance of the trust created by the Indenture, as hereby amended, and without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of Cyras Systems Delaware and makes no representations as to the validity or sufficiency of this Second Supplemental Indenture and shall incur no liability or responsibility in respect of the validity thereof.

      4. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions hereof shall remain in full force and effect.

      5. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated shall be bound hereby.

      6. This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

      7. This Second Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with such laws.

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      IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed all as of the day and year first above written.



                            CYRAS SYSTEMS, INC.,
                                               =
                            a California corporation


                            By:        /s/ SHEKHAR MANDAL
                                -----------------------------------------
                                  Shekhar Mandal
                                  Vice President for Finance and Administration and Chief Financial Officer







                            STATE STREET BANK AND TRUST
                            COMPANY OF CALIFORNIA, N.A.,



                            By:       /s/ STEPHEN RIVERO
                                -----------------------------------------
                                  Stephen Rivero
                                  Vice President


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